Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Operating Segment and Market

For the Quarters Ended March 31, 2013 and 2012

and the Quarter and Year Ended December 31, 2012

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2013
Composite Materials	$201.7	$72.8	$50.3	$324.8
Engineered Products	67.2	23.2	1.3	91.7
Total	$268.9	$96.0	$51.6	$416.5
	65%	23%	12%	100%

Fourth Quarter 2012
Composite Materials	$169.5	$68.9	$59.7	$298.1
Engineered Products	64.7	24.5	—	89.2
Total	$234.2	$93.4	$59.7	$387.3
	61%	24%	15%	100%

First Quarter 2012
Composite Materials	$179.5	$63.9	$72.8	$316.2
Engineered Products	62.8	21.0	0.1	83.9
Total	$242.3	$84.9	$72.9	$400.1
	61%	21%	18%	100%

Year Ended December 31, 2012
Composite Materials	$685.7	$268.7	$276.5	$1,230.9
Engineered Products	258.4	88.3	0.6	347.3
Total	$944.1	$357.0	$277.1	$1,578.2
	60%	23%	17%	100%